Exhibit 99.1

•MESTEK, INC.

260 North Elm Street Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
(413) 568-9571

Westfield Massachusetts
October 19, 2004

        Mestek, Inc. today announced the establishment of a three year, committed $70,000,000, unsecured, multi-bank revolving loan and letter of credit facility, lead by Bank of America (successor to Fleet National Bank, the Company’s long-term lender) and including Sovereign Bank and KeyBank as participant lenders, refinancing the Company’s current $50,000,000 credit facility. The credit facility will also be used to provide some of the funding for the Met-Coil Systems bankruptcy plan confirmation described below.

        On August 26, 2003, Met-Coil Systems Corporation, a second-tier subsidiary of the Company filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. Met-Coil sought protection in bankruptcy by reason of various pending or threatened legal actions which related to alleged releases of trichloroethylene (TCE) into the soils, groundwater or air in or around Met-Coil’s Lockformer Company facility in Lisle, Illinois, prior to Mestek’s acquisition of Met-Coil in June, 2000.

        On August 17, 2004 the Bankruptcy Court entered an order confirming a Fourth Amended Chapter 11 Plan of Reorganization, subject to the approval and issuance of a channeling injunction, certain releases and other relief by the United States District Court for the District of Delaware.

        On September 14, 2004, the District Court approved and issued, among other things the channeling injunction whereby all personal injury claims of persons within a certain geographic area in proximity to Met-Coil’s Lockformer facility, relating to the alleged release of TCE, are referred to a trust which the Company and Met-Coil have established for the resolution of such claims. The trust is being funded with letters of credit and borrowings under the credit facility described above and with the proceeds of settlements with Met-Coil’s historic insurance carriers.

        Additionally, settlements previously reached with various property damage claimants in the Lisle, IL vicinity and other litigation claimants, as well as with business and trade accounts payable by Met-Coil existing immediately prior to its filing for Chapter 11 protection will all be funded by means of borrowings under the credit facility and other settlement funds, with funding expected to be completed by the end of October, 2004, with the exception of certain ongoing on site remediation costs, and the ongoing costs to hook up certain households in the Lisle, IL area to municipal water supply over the next six months, which will be funded over time by Met-Coil.

        Accordingly, the Company and Met-Coil have established October 19, 2004 as the Effective Date under the Plan of Reorganization in the Bankruptcy Court.

        John E. Reed, Chairman and CEO of Mestek, indicated as follows:

        “We are pleased to have entered into this new credit facility with our historical lender, now known as Bank of America due to the acquisition of Fleet National Bank, and the new participants, Sovereign Bank and KeyBank. In addition to refinancing our current credit facility, this financing will enable Mestek and Met-Coil to go forward with the sponsorship and funding of the confirmed Plan of Reorganization in Met-Coil’s bankruptcy case, a consensual plan which all of the various claimants have agreed is appropriate. The revised financial facility will also give us access to ample funds to continue our programs of corporate growth.

        While work continues on site and in the Lockformer plant vicinity, the financing and funding of the bankruptcy reorganization plan, including the funding of a special trust for applicable personal injury claimants, represents the major step in the implementation of what Mestek and Met-Coil believe are the appropriate solutions to the various environmental issues relating to the Lisle facility.”

        This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

        Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.